Exhibit 99.2

Beeline Hits $1 Billion in Originations, Driving the Future of Digital Mortgage Lending

Providence, RI, April 29, 2025 (GLOBE NEWSWIRE) — Beeline Loans, Inc., a wholly-owned subsidiary of Beeline Holdings, Inc. (NASDAQ: BLNE), a tech-forward mortgage originator delivering fast and flexible financing solutions, today announced it has surpassed $1 billion in closed loan originations since its inception.

“We are certainly moving in a strong direction,” said Nick Liuzza, Co-founder and CEO of Beeline. “Reaching the $1 billion mark is a major milestone for our company. While the broader market has yet to fully normalize, Beeline’s momentum highlights the strength of our platform and the value we are delivering to customers, even in challenging conditions.”

Recent milestones for Beeline include:

●	Receiving approval to continue listing on Nasdaq

●	Strategic partnerships with Rabbu and Red Awning to expand reach and offerings

●	April 2025 expected to be the strongest month since the market downturn

●	38% year-over-year growth from 2024 to 2025, compared to 9% average industry growth

●	Surpassing $1 billion in total loan origination volume

Beeline remains focused on expanding its digital lending platform, strengthening strategic partnerships, and accelerating growth in the evolving mortgage landscape.

About Beeline

Beeline Financial Holdings, Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans—whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core. The company is a wholly owned subsidiary of Beeline Holdings and also operates Beeline Labs, its innovation arm focused on next-generation lending solutions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s prospects and anticipated future performance and trends in the mortgage loan industry. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the Risk Factors contained in our Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

ir@makeabeeline.com